Exhibit 11.1

Insider Trading Policy

Hotel101 Group

(Adopted by the Board of Directors of Hotel101 Global Holdings Corp. on July 25, 2025, with an effective date as of July 25, 2025)

1.	Purpose and Overview

1.1	Hotel101 Global Holdings Corp. (the “Company”), together with its subsidiaries and the entities it controls (collectively, “Hotel101”), is committed to maintaining the highest standards of ethical conduct and strict compliance with applicable securities laws, including the antifraud provisions of Rule 10b-5 (“Rule 10b5”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Insider Trading Policy (this “Policy”) has been established to prevent insider trading, promote investor confidence in the fairness and integrity of Hotel101 and financial markets, and preserve the reputation and integrity of Hotel101.

1.2	This Policy applies to all Hotel101 personnel, including directors, officers, employees, independent contractors, and consultants (collectively, “Personnel”), (“Hotel101 Securities”) (for the purposes of this Policy, each such person and entity, a “Covered Person”). This Policy also extends to:

(a)	Any family member or other person who both resides in the same household as a Personnel and is financially dependent on such Personnel;

(b)	Any person or entity whose trading activities the Covered Person directs, influences, or controls, including entities such as corporations, trusts, partnerships, or foundations.

1.3	This Policy extends to all activities within and outside the duties of each Covered Person in Hotel101. Every Personnel or Covered Person shall review this Policy. Every Personnel shall execute the accompanying Disclosure Declaration Form at Appendix A and return the completed form to the Insider Trading Compliance Officer or the Designated Deputy in accordance with the procedures prescribed by Hotel101.

1.4	Each Covered Person is responsible for ensuring its own compliance with this Policy and that all individuals and entities under its supervision, direction, influence, or control comply with this Policy.

1.5	Hotel101 has appointed a compliance officer for the purposes of this Policy (the “Insider Trading Compliance Officer”), and such Insider Trading Compliance Officer or another employee designated by the Insider Trading Compliance Officer (the “Designated Deputy”) shall be responsible for the administration of this Policy. All determinations and interpretations by the Insider Trading Compliance Officer or the Designated Deputy shall be final and not subject to further review. Questions regarding this Policy should be directed to the Insider Trading Compliance Officer or the Designated Deputy. Actions taken by Hotel101, the Insider Trading Compliance Officer or the Designated Deputy, or any other Hotel101 personnel do not constitute legal advice, nor do they insulate a Covered Person from the consequences of non-compliance with this Policy or applicable securities laws.

1.6	“Material” “Non-Public” Information is defined in Section 3 below. In this Policy, all references to “Material Non-Public Information” and “MNPI” refer to material non-public information relating to any security or the issuer of such Securities, whether the issuer of such security is Hotel101, any of Hotel101’s suppliers, vendors, customers, business partners, or competitors, or any other company. “Hotel101 MNPI” refers to MNPI that relates to any securities of Hotel101 and/or Hotel101. For the purpose of this Policy, “Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities as well as derivatives instruments.

1.7	Penalties for trading on or tipping MNPI can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and employers. Potential penalties for insider trading violations under U.S. federal securities laws include imprisonment, substantial criminal fines, substantial civil fines, substantial monetary damages, a bar against serving as an officer or director of a public company and an injunction against future violations. Insider trading violations are not limited to violations of the U.S. federal securities laws but may also violate other federal and state civil or criminal laws, or laws of other jurisdictions. In the United States, the Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”) actively prioritize insider trading enforcement. Even small or seemingly insignificant trades may be detected, investigated, and prosecuted. Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person (which, under this Policy, includes, but is not limited to, the relevant Personnel or Covered Person) did not trade or gain any benefit from another person’s trading.

2.	Prohibition on Insider Trading and Tipping

2.1	Trading While in Possession of Material Non-Public Information

(a)	Covered Persons must not “purchase” or “sell” or otherwise engage in any transaction involving any type of security or enter into a Rule 10b5-1 Trading Plan (as defined in Section 9 below) while in possession of MNPI (see Section 1.6 above for the scope of MNPI covered by this Policy and Section 3 below for the definition of MNPI in this Policy).

(b)	“Purchase” and “sale” are defined broadly under U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-share transactions, conversions, the grant and exercise of share options or other options related to the security, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

2.2	Prohibition on Tipping or Disclosing MNPI

(a)	Covered Persons must not directly or indirectly disclose (“tip”) MNPI (see Section 1.6 above for the scope of MNPI covered by this Policy and Section 3 below for the definition of MNPI in this Policy) to any other person or entity not authorized to receive such information, whether inside or outside Hotel101, including but not limited to family members, friends, or business associates. Liability in such cases can extend both to the persons to whom the Covered Person disclosed the tip and the Covered Person themselves.

(b)	Covered Persons must not recommend, suggest or express any opinion on the basis of MNPI as to the trading of any securities, including any Hotel101 Securities.

(c)	All Hotel101 MNPI should be handled on a need-to-know basis and should not be discussed with or disclosed to any other person or entity, whether inside or outside Hotel101, including but not limited to family members, friends, or business associates, who is not authorized to receive such information or does not need to know such information for purposes of conducting Hotel101’s business. Covered Persons should not discuss such Hotel101 MNPI in public places where conversations might be overheard.

(d)	This Policy prohibits any unauthorized disclosure (including anonymous disclosure) or other misuse of any MNPI, regardless of whether the Covered Person trades, engages in a transaction or derives any benefit and even if no personal relationship exists between the Covered Person and the party that receives the tip.

2.3	Prohibition on Trading in Securities of Other Public Companies

(a)	Covered Persons must not trade in the securities of any other company, including suppliers, vendors, customers, business partners, or competitors of Hotel101, when in possession of MNPI about that company or that company’s securities obtained in the course of their duties at Hotel101. Covered Persons must not tip such MNPI to any other person.

2.4	Inquiries from Third Parties

(a)	Inquiries from third parties, such as industry analysts or members of the media, about Hotel101 should be directed to Hotel101’s investor relations department at ir@hotel101global.com.

2.5	Trading Restrictions During Blackout Periods

(a)	Covered Persons who are subject to a trading Blackout Period or any other restricted trading window may not trade in any Hotel101 Securities for the duration of that restriction, even if they believe they do not possess Hotel101 MNPI at the time.

(b)	The Insider Trading Compliance Officer or the Designated Deputy will notify affected Covered Persons when trading Blackout Periods apply.

2.6	Additional Prohibited Transactions: Short Sales, Options, Hedging, Derivatives, Margin Accounts and Pledging

(a)	Covered Persons are strictly prohibited from engaging in the following transactions:

i.	short sales (i.e., the sale of shares of securities one does not currently own, or a sale which is consummated by the delivery of a stock borrowed by, or for the account of, the seller) of any Hotel101 Securities. Short sales are sales of shares that the Covered Person does not own at the time of sale, or sales of shares against which the Covered Person does not deliver the shares within 20 days after the sale;

ii.	trading in derivative securities or similar instruments linked to any Hotel101 Securities (e.g., prepaid variable forward contracts, equity swaps, collars, options, warrants, puts, calls);

iii.	engaging in hedging or monetization strategies designed to reduce the risks associated with holding Hotel101 Securities; and

iv.	pledging Hotel101 Securities as collateral for loans or obligations, purchasing Hotel101 Securities on margin (i.e., borrowing money to purchase securities), or placing Hotel101 Securities in a margin account. This prohibition does not apply to cashless exercises of stock options under Hotel101’s equity plans, nor to situations approved in advance by the Insider Trading Compliance Officer or the Designated Deputy.

(b)	Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Hotel101 Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

(c)	Covered Persons should understand that, even though a transaction may not be expressly prohibited by this Section 2.6, Covered Persons are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and Blackout Periods, to the extent applicable.

2.7	Post-Termination Transactions

(a)	With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in Hotel101 Securities even after termination of service to the Company until the Hotel101 MNPI in the possession of the terminated person has become public or is no longer material.

3.	Definition of Material Non-Public Information

3.1	“Material” Information

(a)	Information is considered “material” if there is a substantial likelihood that a reasonable investor would likely consider important when deciding whether to buy, sell, or hold a company’s securities or where the information is likely to have a significant effect on the market price of such securities.

(b)	It is not possible to define all categories of “material” information. However, some examples of material information that could be regarded as material include, but are not limited to, information with respect to:

i.	Financial results, financial condition, guidance, projections or forecasts.

ii.	Significant business developments, such as major contract awards or cancellations, developments regarding existing collaborations, or the status of regulatory submissions.

iii.	Significant corporate events, such as a pending or proposed merger, acquisition, tender offers, dispositions, investment or divestiture or a change in control of Hotel101.

iv.	Significant personnel changes, such as changes in senior management or the board of directors.

v.	Actual or threatened litigation, governmental proceedings, or investigations.

vi.	Defaults on borrowings and bankruptcies.

vii.	Cybersecurity or data security incidents.

viii.	Significant legal, regulatory or industry developments.

ix.	Major events involving Hotel101 Securities, including adoption of share repurchase programs, share splits, public or private securities offerings, modification to the rights of security holders or notice of delisting.

(c)	It is important to remember that material information can be both positive or negative and can relate to any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future, or even just that it may happen, could be deemed material. What constitutes material information may vary depending on the circumstances. Information that is not considered material to Hotel101 may be considered material for another company.

(d)	Questions as to whether information should be considered “material” should be directed to the Insider Trading Compliance Officer or the Designated Deputy. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

A good general rule of thumb: When in doubt, do not trade. Check with the Insider Trading Compliance Officer or the Designated Deputy first.

3.2	“Non-Public” Information

(a)	Information is considered “non-public” if it has not been widely disseminated in a non-exclusionary manner making it generally available to the investing public for a sufficient period to be reflected in the price of the security.

(b)	Information can be widely disseminated in a manner that makes it generally available to investors such as through a press release, a filing with the SEC, or another wide, non-exclusionary form of public communication. Information on the Hotel101 website is generally not considered to be widely disseminated. The Insider Trading Compliance Officer or the Designated Deputy shall have the discretion to decide whether information is public for purposes of this Policy.

(c)	The mere existence or circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period must lapse in order for the market to react to the information. Although there is no fixed period for how long it takes for information to be deemed public or reflected in the price of the security, out of prudence, a person in possession of MNPI should refrain from any trading activity for at least 24 hours after the public announcement, which shall include at least one full trading day. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading and a “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed. If, for example, Hotel101 were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public 24 hours later. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday.

4.	Violations of Policy

4.1	Consequences of Policy Violations

(a)	If Hotel101 has a reasonable basis to conclude that any Personnel has failed to comply with this Policy, Hotel101 may take disciplinary action, up to and including termination of employment, regardless of whether the failure to comply with this Policy results in a violation of law. It is not necessary for Hotel101 to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. Hotel101 may require an alleged violator to return any unvested or locked-up equity awards through a buyback. In addition, Hotel101 may give stop transfer and other instructions to Hotel101’s transfer agent to enforce compliance with this Policy.

(b)	In addition, potential penalties for insider trading violations under U.S. federal securities laws include imprisonment, substantial criminal fines, substantial civil fines, substantial monetary damages, a bar against serving as an officer or director of a public company and an injunction against future violations. Insider trading violations are not limited to violations of the U.S. federal securities laws, but may also violate other federal and state civil or criminal laws, or laws of other jurisdictions.

(c)	Covered Persons must seek guidance from the Insider Trading Compliance Officer or the Designated Deputy if they have any questions about this Policy.

5.	Blackout Periods and Trading Windows

5.1	A “Blackout Period” is a specified time during which Personnel and covered family members and related entities are prohibited from trading Hotel101 Securities. Blackout Periods generally coincide with the Company’s financial reporting cycle.

5.2	A “Trading Window” is the period outside of Blackout Periods during which trading is permitted, subject to pre-clearance and provided Covered Persons are not in possession of Hotel101 MNPI.

5.3	Even during a Trading Window, trading while in possession of Hotel101 MNPI is strictly prohibited.

5.4	Adhering to trading Blackout Periods and Trading Windows helps limit the likelihood of trading at times when there is a significant risk of insider trading exposure. Please note that trading in Hotel101 Securities during a Trading Window does not provide a “safe harbor”, and all Covered Persons should strictly comply with all the policies set forth in this Policy.

5.5	Hotel101’s Blackout Periods and Trading Windows

Hotel101 currently releases its financial results after the second and fourth quarters of each year. Hotel101 has instituted two scheduled trading Blackout Periods each year, aligned with its semi-annual financial reporting cycle, as outlined below:

Period	Timing	Trading Allowed
Blackout Period 1	From 12:00 a.m. (New York time) on June 16 and ending upon completion of the second full trading day after the public release of the half-year financial results	No
Trading Window 1	From the day after the end of Blackout Period 1 until 11:59 p.m. (New York time) on December 15	Yes, subject to compliance with this Policy and pre-clearance for Designated Individuals
Blackout Period 2	From 12:00 a.m. (New York time) on December 16 and ending upon completion of the second full trading day after the public release of the full-year financial results	No
Trading Window 2	From the day after the end of Blackout Period 2 until 11:59 p.m. (New York time) on June 15	Yes, subject to compliance with this Policy and pre-clearance for Designated Individuals

In the future, Hotel101 has the option to adopt a quarterly financial reporting cycle. The two additional scheduled trading Blackout Periods will apply from the date that Hotel101 first publicly announces a public release date for first or third quarter financial results or first publicly releases its financial results for a first or third quarter, whichever is earliest. In the event of a quarterly financial reporting cycle, the following quarterly trading Blackout Periods each year will instead apply:

Period	Timing	Trading Allowed
Quarterly Blackout Period	From 12:00 a.m. (New York time) on the 16th day of the last month of each fiscal quarter and ending upon completion of the second full trading day after the public release of the financial results for that quarter	No
Trading Window	From the day after the end of Quarterly Blackout Period ends until 11:59 p.m. (New York time) on the 15th day of the last month of each fiscal quarter.	Yes, subject to compliance with this Policy and pre-clearance for Designated Individuals

5.6	Special Blackout Periods

(a)	In addition to the regularly scheduled Blackout Periods set out in Section 5.5 above, Hotel101 may impose special Blackout Periods outside of regular reporting cycles when significant non-public events occur or for any other reason.

(b)	Covered Persons subject to a special Blackout Period will be notified by the Insider Trading Compliance Officer or the Designated Deputy and must not trade until the special Blackout Period ends. Covered Persons must not discuss the existence of special Blackout Periods with anyone who has not been specifically informed about such special Blackout Period.

6.	Permitted Transactions

Certain transactions are exempt from the restrictions set out in this Policy, including during Blackout Periods and outside of Trading Windows. These permitted transactions include the following:

(a)	Transactions directly with the Company;

(b)	Transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units)

(c)	“Sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options)

(d)	Rule 10b5-1 Trading Plans: Purchases or sales of Hotel101 Securities executed pursuant to a properly established and pre-approved Rule 10b5-1 Trading Plan (as defined in Section 9 below) under this Policy are permitted.

(e)	Certain Bona Fide Gifts: Gifts made for legitimate estate planning purposes, such as transfers to trusts, family limited partnerships, or charitable foundations, are generally permitted, provided that Covered Persons or their immediate family members remain the sole beneficiaries of the gifted Hotel101 Securities and the Hotel101 Securities remain subject to the restrictions under this Policy applicable to the Covered Person giving the gift.

Note: In all other cases, gifts of Hotel101 Securities remain subject to this Policy, including Blackout Period restrictions and pre-clearance requirements.

7.	Additional Restrictions for Designated Individuals

7.1	The Insider Trading Compliance Officer or the Designated Deputy are responsible for administering this Policy.

7.2	Certain individuals are subject to enhanced restrictions under this Policy. These “Designated Individuals” include:

(a)	Members of the Board of Directors of the Company.

(b)	Executive officers of the Company.

(c)	Any other individuals specifically identified by the Insider Trading Compliance Officer.

(d)	Any family members or other persons residing with the individuals listed in paragraphs 7.2(a), 7.2(b) and 7.2(c) above or any persons who are financially dependent on such individuals.

(e)	Any entities whose trading is directed, influenced, or controlled by the individuals listed in paragraphs 7.2(a), 7.2(b) and 7.2(c) above, or whose trading activity may reasonably be perceived as influenced or controlled by such individuals.

(f)	The Insider Trading Compliance Officer and the Designated Deputy.

7.3	All Covered Persons must obtain written pre-clearance from the Insider Trading Compliance Officer or the Designated Deputy and the Chief Executive Officer (“CEO”) before engaging in any transactions involving Hotel101 Securities, regardless of whether they are classified as a Designated Individual.

7.4	The Insider Trading Compliance Officer will separately notify Covered Persons if they are classified as a Designated Individual for the purposes of additional reporting or restriction under this Policy.

8.	Pre-Clearance Requirements for Designated Individuals

8.1	Except for the permitted transactions listed in Section 6 above, Designated Individuals must obtain written pre-clearance from the Insider Trading Compliance Officer or the Designated Deputy before conducting any transactions in Hotel101 Securities.

8.2	Pre-clearance requests must be submitted at least two business days before the proposed transaction. If approved, the Insider Trading Compliance Officer or the Designated Deputy will issue a written pre-clearance notice, which will remain valid only for the period specified in the notice.

8.3	It is the Designated Individual’s personal responsibility to ensure they are not in possession of Hotel101 MNPI at the time of any trade. Designated Individuals must carefully assess whether they possess Hotel101 MNPI when seeking pre-clearance and must fully disclose any potentially relevant circumstances to the Insider Trading Compliance Officer or the Designated Deputy.

8.4	Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse the Designated Individual from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Insider Trading Compliance Officer or the Designated Deputy that such Designated Individual is not in possession of Hotel101 MNPI, and should not be understood to represent legal advice that a proposed transaction complies with the law.

8.5	The Insider Trading Compliance Officer or the Designated Deputy and the CEO are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

8.6	All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of pre-clearance, if the Designated Individual becomes aware of Hotel101 MNPI, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further pre-clearance.

8.7	The Insider Trading Compliance Officer and the Designated Deputy are also subject to this pre-clearance requirements set forth in Clause 7.3 above and must obtain written approval from the CEO prior to executing any transactions in Hotel101 Securities.

9.	Rule 10b5-1 Trading Plans

9.1	The Company permits Covered Persons to adopt a written, binding security trading contract, instruction or plan that meets all of the requirements set out in Section 9.2 below (a “Rule 10b5-1 Trading Plan”). The restrictions outlined in this Policy, including Blackout Periods and pre-clearance requirements, do not apply to the purchase or sale of Hotel101 Securities executed under such a Rule 10b5-1 Trading Plan.

9.2	A Rule 10b5-1 Trading Plan must meet all of the following requirements:

(a)	was entered into while the purchaser or seller, as applicable, was unaware of any Hotel101 MNPI;

(b)	meets all requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Exchange Act;

(c)	was pre-approved in writing by the Insider Trading Compliance Officer pursuant to this Policy;

(d)	has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy; and

(e)	complies fully with SEC rules and regulations and this Policy.

9.3	Key Conditions:

(a)	Cooling-Off Period: The following cooling-off periods (each, a “Cooling-Off Period”) apply to Covered Persons.

(i)	Directors and Officers: A director or officer of the Company shall not purchase or sell any Hotel101 Securities until expiration of a cooling-off period consisting of the later of:

(A)	90 days after adoption of the Rule 10b5-1 Trading Plan; or

(B)	two full business days after the public filing of the Company’s Form 20-F or Form 6-K reporting the financial results for the period in which the Rule 10b5-1 Trading Plan was adopted, subject to a maximum of 120 days after adoption of the Rule 10b5-1 Trading Plan.

(ii)	All Other Covered Persons: A Covered Person who is not a director or officer of the Company shall not purchase or sell any Hotel101 Securities until expiration of a cooling-off period consisting of the later of:

(A)	30 calendar days after adoption of the Rule 10b5-1 Trading Plan; or

(B)	24 hours after the public announcement of Hotel101’s financial results for the period in which the Rule 10b5-1 Trading Plan was adopted.

(b)	Good Faith: The Rule 10b5-1 Trading Plan must be entered into in good faith and must not be part of any plan or scheme to evade insider trading laws, including Rule 10b5, or this Policy.

(i)	For directors and officers, the Rule 10b5-1 Trading Plan must include a representation that that the director or officer is (A) not aware of any Hotel101 MNPI; and (B) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.

(c)	No Hotel101 MNPI: The Rule 10b5-1 Trading Plan must be entered into at a time when the Covered Person was not in possession of Hotel101 MNPI and not otherwise in a Blackout Period.

(d)	Specific Terms: The Rule 10b5-1 Trading Plan must either:

(i)	specify the amount, price, and dates of transactions in advance; or

(ii)	specify an objective method, such as a written formula, algorithm, or computer program, for determining the amount, price, and date of trades.

(e)	No Influence: The Rule 10b5-1 Trading Plan must provide that, once the Rule 10b5-1 Trading Plan is in place:

(i)	the Covered Person is prohibited from exercising any subsequent influence or discretion over how, when, or whether trades are executed; and

(ii)	any other person who, pursuant to the Rule 10b5-1 Trading Plan, exercises any subsequent influence over how, when or whether to effect purchases or sales must not have been aware of any Hotel101 MNPI when doing so.

(f)	Strict Compliance: Transactions under the Rule 10b5-1 Trading Plan must proceed according to its terms without deviation, amendment, or hedging activity that would alter the economic effect of the transactions.

(g)	Required Representations: The Rule 10b5-1 Trading Plan must include a written representation that:

(i)	The Covered Person is not aware of Hotel101 MNPI at the time of adopting the Rule 10b5-1 Trading Plan.

(ii)	The Rule 10b5-1 Trading Plan is being adopted in good faith and is not part of a plan or scheme to circumvent Rule 10b5 or this Policy.

9.4	Hotel101’s Insider Trading Compliance Officer may impose additional conditions, restrictions, or safeguards on the operation or approval of any Rule 10b5-1 Trading Plan as deemed appropriate.

10.	Additional Requirements for Rule 10b5-1 Trading Plans

10.1	One Trading Plan at a Time: Each Covered Person may only have one active Rule 10b5-1 Trading Plan at any given time unless expressly permitted under Rule 10b5-1 and subject to prior written approval by the Insider Trading Compliance Officer.

10.2	Modifications and Terminations:

(a)	Any modification or termination of a Rule 10b5-1 Trading Plan must be pre-approved by the Insider Trading Compliance Officer.

(b)	Modifications that change the amount, price, or timing of trades will trigger a new Cooling-Off Period.

(c)	Modifications may only be made during a Trading Window and at a time when the Covered Person is not aware of Hotel101 MNPI.

10.3	It is the sole responsibility of the Covered Persons adopting the Rule 10b5-1 Trading Plan to ensure that the plan fully complies with the requirements of Rule 10b5-1 and this Policy, and that all trades executed under the Rule 10b5-1 Trading Plan are conducted in accordance with its terms.

11.	Questions and Reporting Concerns

11.1	Insider trading laws are complex and often fact-specific. This Policy is intended to provide general guidance and does not address every potential scenario.

11.2	Covered Persons who have any questions about this Policy, Rule 10b5-1 Trading Plans, or specific trading circumstances should promptly contact the Insider Trading Compliance Officer or the Designated Deputy for further clarification.

11.3	If a Covered Person becomes aware of a potential violation of this Policy, they must immediately report it to both their manager and the Insider Trading Compliance Officer or the Designated Deputy. Early reporting and timing guidance can help prevent inadvertent violation and limit potential regulatory exposure for the Covered Person and the Company.

11.4	This Policy is under continuous review by the Board of Directors of the Company, which may amend it from time to time.

Appendix A
Disclosure Declaration Form

Disclosure Declaration Form

1.	Covered Person Information

Name
Position/ Title
Department/ Business Unit/ Company
Date of Declaration

2.	Certification of Compliance

By signing this form, I hereby confirm and declare that:

●	I have received, read and fully understood the Hotel101 Insider Trading Policy (the “Policy”), including the prohibitions on trading while in possession of material non-public information relating to Hotel101 as defined under the Policy (“Hotel101 MNPI”), the restrictions during blackout periods, the requirements for pre-clearance (where applicable), and the types of permitted transactions.

●	I understand that I am a Covered Person under the Hotel101 Insider Trading Policy and that the Policy applies to me, my immediate family members who are in the same household as me or are financially dependent on me, and any entity whose transactions I direct, influence, or control.

●	I acknowledge that I am responsible for ensuring that any securities transactions by me or any related persons or entities comply with the requirements of the Policy.

●	I acknowledge that the Policy forms part of the Company’s official compliance program and is publicly filed as Exhibit 16J to the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission.

●	I understand the requirements and restrictions imposed by the U.S. Securities and Exchange Commission (“SEC”) and acknowledge that I may not selectively disclose material information to any third party in compliance with insider trading laws.

●	I am not currently in possession of any Hotel101 MNPI or any other public company that I may have encountered in the course of my duties.

●	I agree to seek pre-clearance before engaging in any transaction in Hotel101 Securities as defined under the Policy.

●	I acknowledge and agree that, as a condition to my present and continued employment with (or, if applicable, my affiliation with) Hotel101 Global Holdings Corp., my obligations under the Policy shall remain in effect both during the term of my engagement and thereafter, for so long as I remain in possession Hotel101 MNPI.

●	I understand that failure to comply with the Policy may result in disciplinary action, including termination, and may also subject me to civil or criminal penalties under applicable securities laws.

●	I agree to immediately report any potential, suspected or known violations of the Policy to the Insider Trading Compliance Officer or their designated deputy.

●	I certify that I will not engage in any scheme or practice designed to circumvent the Policy or applicable securities laws.

●	I further acknowledge that I may be subject to personal liability under U.S. securities laws for unlawful trading, including trading by related persons or entities whose activity I direct or influence.

Disclosure Declaration Form

3.	Declaration Regarding Trading Plans

(Complete only if applicable)

☐ I have adopted a Rule 10b5-1 Trading Plan that:

●	Was entered into in good faith while I was not in possession of Hotel101 MNPI or was not otherwise in a Blackout Period as defined in the Policy, and was not part of any plan or scheme to evade insider trading laws;

●	Complies with SEC Rule 10b5-1 requirements; and

●	Has been pre-approved in writing in accordance with the Policy.

☐ I have not adopted a Rule 10b5-1 Trading Plan.

4.	Declaration of Hotel101 Shareholdings

Please indicate below whether you, your immediate family members, or any entity whose trading you directly or indirectly control currently hold any Hotel101 securities as of the date of this declaration.

☐ Yes, I (or a related person or entity) currently hold Hotel101 securities.

☐ No, I (and all related persons or entities) do not hold any Hotel101 securities.

Name of holder
Relationship to you (if applicable)
Number and type of securities held
Held Directly or indirectly (e.g., through trust, company)

5.	Acknowledgment and Signature

I confirm that the information provided in this declaration is true and accurate to the best of my knowledge and that I agree to comply with all the rules, policies and procedures contained under the Policy. I understand that if I become aware of any potential violations of the Policy, I must promptly report them to the Insider Trading Compliance Officer or their designated deputy.

Name
Position/ Title
Signature
Date